DATED NOVEMBER 2, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Materials under § 240.14a-12

PERICOM SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified in its Charter)

MONTAGE TECHNOLOGY GROUP LIMITED

PORSCHE ACQUISITION SUB, INC.

HOWARD YANG

STEPHEN TAI

MARK VOLL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 2, 2015, Montage issued the following press release:

Montage Technology Group Sends Letter to Pericom Shareholders

Montage’s $18.50 Superior Offer Provides Significantly Greater Value to Pericom Shareholders

Montage’s Deal Certainty is Highlighted by its Fully Committed Financing and Straightforward Path to

Regulatory Clearance

Montage Urges Pericom Shareholders to Protect the Value of Their Investment by Voting AGAINST the

Proposed Diodes Acquisition on the GOLD Proxy Card

MILPITAS, CA, November 2, 2015 — Montage Technology Group Limited (“Montage”), a global fabless provider of analog and mixed-signal semiconductor solutions addressing the home entertainment and cloud computing markets, today sent the following letter to shareholders of Pericom Semiconductor Corporation (“Pericom”) (NASDAQ: PSEM) urging that they vote AGAINST the proposed acquisition of Pericom by Diodes Incorporated (“Diodes”) at Pericom’s special meeting of shareholders scheduled for November 20, 2015.

Montage has made a superior offer that would deliver considerably more cash and significantly higher value to Pericom shareholders than the Diodes proposal. Montage’s offer to acquire Pericom for $18.50 per share in cash is 9% higher than the Diodes offer and 52% higher than Pericom’s unaffected closing price on September 2, 2015. We believe the proposed Diodes acquisition is not in the best interest of Pericom shareholders and recommend that you vote AGAINST the proposal on the GOLD proxy card today.

The following letter is being mailed to Pericom shareholders along with Montage’s definitive proxy statement:

November 2, 2015

Dear Pericom Shareholder:

We are writing to urge you to use the enclosed GOLD proxy card to vote AGAINST the proposed acquisition of Pericom Semiconductor Corporation by Diodes Incorporated at the special meeting of shareholders scheduled for November 20, 2015. To ensure your shares are represented, please vote TODAY, by telephone, by Internet, or signing, dating and returning the enclosed GOLD proxy card.

VOTING AGAINST THE PROPOSED DIODES MERGER WILL PRESERVE YOUR OPPORTUNITY

TO RECEIVE MONTAGE’S SUPERIOR PROPOSAL OF $18.50 CASH PER SHARE

Pericom would have you cash out your shares to Diodes for only $17.00 per share. But the proposed Diodes acquisition is not the only offer on the table—you have the opportunity to obtain significantly greater value for your shares with the Montage proposal.

Please consider the following facts as you make this important voting decision:

•	Montage has made a superior proposal that would deliver considerably more cash to Pericom shareholders;

•	Montage’s offer to acquire Pericom for $18.50 per share in cash is 9% higher than the Diodes offer;

•	Montage is willing to pay the Diodes break-up fee of $15 million, preserving the full 9% premium for Pericom shareholders;

•	Pericom shareholders can protect the true value of their investment by voting their GOLD proxy cards AGAINST the proposed Diodes acquisition.

As the special meeting approaches, we urge you to carefully consider what is at stake. The enclosed materials include details of Montage’s good-faith effort to engage with the Pericom Board of Directors, as well as information about Montage’s superior proposal, including specifics about its committed financing and clear path to regulatory clearance.

MONTAGE’S CONFIDENCE IN ITS DEAL CERTAINTY IS HIGHLIGHTED BY ITS FULLY COMMITTED

FINANCING AND STRAIGHTFORWARD PATH TO REGULATORY CLEARANCE

In order to finance its superior offer, Montage has secured signed commitment letters from China Electronics Corporation (“CEC”) and Bank of China. Together with Montage’s cash on hand, this financing would fully fund the proposed purchase price, meaning that there are no financing conditions with respect to Montage’s proposal.

Montage believes that Pericom shareholders should have full confidence in Montage’s commitment letters, as CEC and Bank of China have strong track records of funding acquisitions of U.S. companies.

•	CEC is a Fortune Global 500 company and one of the largest electronics companies in China with approximately $33 billion in 2014 revenue and approximately $38 billion in total assets at December 31, 2014. One of the key state-owned conglomerates directly under the administration of the central government and the largest state-owned IT company in China, CEC funded the acquisition of Montage, which was significantly larger than Montage’s proposal for Pericom.

•	Bank of China is China’s most internationalized and diversified bank with $2.5 trillion in assets and is a major source of financing to Chinese outbound M&A. Recent commitments include an $800 million commitment to a Chinese consortium for the acquisition of OmniVision, a RMB3.9 billion commitment letter to PDSTI and CEC for the acquisition of Montage, and the $4.0 billion commitment letter to Shuanghui International Holdings for the acquisition of Smithfield Foods.

Furthermore, Montage anticipates no regulatory obstacles preventing the timely closing of a Pericom-Montage transaction.

•	Nonetheless, Montage has included a “hell or high water” commitment on antitrust and regulatory efforts as part of its offer – in other words, Montage has committed to taking any necessary actions to obtain clearance from the regulatory authorities in China, Taiwan and the United States.

•	In addition, Montage has committed to depositing a $21.5 million reverse break-up fee into an escrow account with Citibank in New York that would be payable to Pericom should Montage not be able to close the transaction for any reason, including obtaining regulatory clearances.

THE CHOICE IS IN YOUR HANDS —

SEND A MESSAGE TO PERICOM THAT YOU WILL NOT SETTLE FOR INFERIOR VALUE

Montage has sought to engage in meaningful negotiations with Pericom that we are confident would result in a higher value for your shares. When we first initiated communications with Pericom in March 2015, Pericom appeared willing to discuss a transaction with Montage. However, despite knowing that Montage was open to increasing its price, Pericom gave Diodes a significant head start relative to Montage in the sale negotiations. At a time when Montage was offering a higher price for your shares, Pericom simply signed up its $17.00 per share transaction with Diodes—and never even asked Montage for its best and final offer!

Montage has made an offer that would deliver significantly higher value to Pericom shareholders than the Diodes proposal. Furthermore, Montage delivered signed copies of its merger agreement to Pericom on substantially the same terms as the Diodes agreement. Montage is therefore disappointed and surprised that the Pericom Board of Directors would reject this superior offer and deny its shareholders this compelling premium.

Montage believes that the Pericom Board has, for some time now, been simply “going through the motions” with Montage, and that Pericom is not willing to enter into any transaction with Montage regardless of what Montage proposes. Pericom’s assertion that they are “willing to continue discussions with Montage to determine if Montage can resolve the issues [they] have identified” and “remain open to further discussions with Montage,” has proven to be empty rhetoric. It is clear to us – and we trust it is clear to you – that Pericom’s Board is focused solely on consummating its preferred transaction with Diodes.

Therefore, the choice for greater value is in your hands — and we believe the choice is clear: vote your GOLD proxy card AGAINST the proposed Diodes acquisition today. Send a strong message to the Pericom Board that you – the true owners of Pericom – want your company to enter into a merger agreement with Montage in order to obtain superior value for your shares.

PROTECT YOUR INVESTMENT - VOTE THE GOLD PROXY CARD TODAY!

Montage urges Pericom shareholders to Vote “AGAINST” the Diodes Acquisition Proposal on the GOLD proxy card TODAY.

A vote “AGAINST” the Diodes Acquisition on the GOLD proxy card will:

•	Preserve shareholders’ opportunity to receive a 52% premium to Pericom’s unaffected closing price on September 2, 2015, representing nearly 10% MORE cash for their shares than the Diodes offer currently contemplates.

•	Stop the Pericom Board from proceeding with a transaction that Montage believes is inferior and send a strong message to the Pericom board that Pericom shareholders will not sell their shares for a lower price than is currently available.

Sincerely,

Dr. Howard C. Yang

Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

If you have questions or need assistance voting your shares please contact:

INNISFREE M&A INCORPORATED

+ (888) 750-5834 (toll-free from the US and Canada)

+ (412) 412-232-3651 (from other countries)

Remember—only your latest-dated proxy card counts!

Barclays is acting as financial advisor to Montage and O’Melveny & Myers LLP is serving as legal counsel.

Montage and its directors, executive officers and certain employees may be deemed, under rules of the Securities and Exchange Commission (“SEC”), to be participants in the solicitation of proxies from Pericom shareholders in connection with Pericom’s Special Meeting of Shareholders. Information about the interests in Pericom of Montage and its directors, executive officers and employees are set forth in a definitive proxy statement that was filed with the SEC on October 26, 2015 (the “Montage Proxy”).

Investors are urged to read in its entirety the Montage Proxy which is available now and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. The Montage Proxy, and any other documents filed by Montage with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. The Montage Proxy and such other documents may also be obtained free of charge by contacting Innisfree M&A Incorporated, Montage’s proxy solicitor, toll-free at: (888) 750-5834 or 501 Madison Avenue, 20th Floor, New York, New York 10022.

About Montage Technology

Montage Technology is a global fabless provider of analog and mixed-signal semiconductor solutions currently addressing the home entertainment and cloud computing markets. In the home entertainment market, Montage’s technology platform enables the Company to design highly integrated end-to-end solutions with customized software for set-top boxes. These solutions optimize signal processing performance under demanding operating conditions typically found in emerging marketing environments. In the cloud computing market, Montage offers high performance, low power memory interface solutions that enable memory intensive server applications. Its technology platform approach allows Montage to provide integrated solutions that meet the expanding needs of customers through continuous innovation, efficient design and rapid product development. For more information regarding Montage please visit the Company’s website at www.montage-tech.com.

Company Contact:

Montage Technology

Mark Voll, CFO

(408) 982-2780 or 86-21-6128-5678 x8618

Investor Contact:

Innisfree M&A Incorporated

Arthur Crozier/Jennifer Shotwell/Jon Salzberger

(212) 750-5833

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann or Jed Repko

(415) 869-3950

Mahmoud Siddig

(212) 355-4449